RESOLUTIONS
                                       OF
                             THE BOARD OF DIRECTORS
                                OF CHRONIMED INC.


         RESOLVED, that Article II, Section 2 of the By-Laws of Chronimed Inc. (The "By-Laws") is hereby amended and restated to read in its entirety as follows:

      Section 2. Regular Meetings. Regular meetings of the shareholders of this corporation may be held at the discretion of the Board of Directors on an annual or less frequent periodic basis on such date and at such time and place as may be designated by the Board of Directors in the notice of meeting. At regular meetings the shareholders shall elect a Board of Directors and transact such other business as may properly come before the shareholders. To be properly brought before a regular meeting of shareholders, business must be either (1) specified in the notice of the meeting, (2) directed to be brought before the meeting by the Board of Directors or (3) proposed by a shareholder who (i) was a shareholder of record at the time of giving of notice provided for in these By-Laws, (ii) is entitled to vote at the meeting and (iii) gives notice of the matter, which must otherwise be a proper matter for shareholder action, in the manner herein provided. For business to be properly brought before a regular meeting by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not less than sixty (60) days prior to the date fixed for the prior year's regular meeting. Such notice shall set forth (1) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business,
      (2) the name and record address of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made,
      (3) the class and number of shares of the corporation beneficially owned by the shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, and 4) any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The presiding officer of the meeting may refuse to acknowledge any business proposals not made in compliance with the foregoing procedure. If a regular meeting of shareholders has not been held for a period of fifteen (15) months, one or more shareholders holding not less than three percent (3%) of the voting power of all shares of the corporation entitled to vote may call a regular meeting of shareholders by delivering to the President or Treasurer a written demand for a regular meeting. Within thirty (30) days after the receipt of such written demand by the President or Treasurer, the Board of Directors shall cause a regular meeting of shareholders to be called and held on notice no later than ninety (90) days after the receipt of written demand, all at the expense of the corporation.

         FURTHER RESOLVED, that Article II, Section 3 of the By-Laws is hereby amended and restated to read in its entirety as follows:

      Section 3. Special Meetings. Special meetings of the shareholders, for any purpose or purposes appropriate for action by shareholders, may be called by the President, by the Vice President in the absence of the President, by the Treasurer, or by the Board of Directors or any two or more members thereof. Such meeting shall be held on such date and at such time and place as shall be fixed by the person or persons calling the meeting and designated in the notice of the meeting. Special meetings may also be called by one or more shareholders holding not less than ten percent (10%) of the voting power of all shares of the corporation entitled to vote, except that a special meeting for the purpose of considering any action, directly or indirectly, to facilitate or effect a business combination, including any action to change or otherwise effect the composition of the Board of Directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares entitled to vote. A shareholder or shareholders entitled to call a special meeting of shareholders may demand a special meeting of the shareholders by written notice of demand given to the President or Treasurer of the corporation. Such notice shall set forth (1) a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business, (2) the name and record address of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of the corporation beneficially owned by the shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, and (4) any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Within thirty (30) days after the receipt of a written demand for a special meeting of shareholders by the President or Treasurer, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after the receipt of such written demand, all at the expense of the corporation. Business transacted at any special meeting of shareholders shall be limited to the purpose or purposes stated in the notice of meeting. Any business transacted at any special meeting of shareholders that is not included among the stated purposes of such meeting shall be voidable by or on behalf of the corporation unless all of the shareholders have waived notice of the meeting.





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Director Approval Signature